EXHIBIT 11
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                          PARKER-HANNIFIN CORPORATION

                                   FORM 10-Q
                   COMPUTATION OF EARNINGS PER COMMON SHARE
               (Dollars in thousands, except per share amounts)
                                 (Unaudited)


                                                     Three Months Ended
                                                        September 30,
                                                      1996          1995
                                               ___________   ___________
Net income applicable to common shares         $    51,105   $    57,375
                                               ===========   ===========

Weighted average common shares outstanding
    for the period                              74,303,064    74,070,861
Increase in weighted average from dilutive
    effect of exercise of stock options            581,226       811,722
                                               ___________   ___________
Weighted average common shares, assuming
    issuance of the above securities            74,884,290    74,882,583
                                               ===========   ===========

Earnings per common share:

    Primary                                    $       .69   $       .77

    Fully diluted (A)                          $       .68   $       .77



(A)  This calculation is submitted in accordance with Regulation S-K
     Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.
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